Exhibit 99.1

Corporate Contact:
Paul B. Cleveland, CFO	Steven Love
and EVP of Corporate Development	Vice President of Finance and CAO
Affymax, Inc.	Affymax, Inc.
650-812-8717	650-812-8747

AFFYMAX® REPORTS THIRD QUARTER 2009 FINANCIAL RESULTS

PALO ALTO, Calif., November 4, 2009 — Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the third quarter ended September 30, 2009.  The net loss for the third quarter of 2009 was $18.4 million compared to a net loss of $26.2 million for the third quarter of 2008.

Affymax recognized revenue for the quarter ended September 30, 2009 of $29.2 million compared to $21.6 million for the quarter ended September 30, 2008.  The increase in revenue was the result of increased collaboration revenue from its partnership with Takeda Pharmaceutical Company Limited (Takeda), under their 2006 collaboration for development of Affymax’s compound, Hematide™.

Research and development expenses for the quarter ended September 30, 2009, were $37.2 million compared to $39.8 million for the quarter ended September 30, 2008. The decrease was primarily due to reduced purchases of comparator drugs used in the Company’s clinical trials.

General and administrative expenses for the quarter ended September 30, 2009 were $10.7 million compared to $8.3 million for the quarter ended September 30, 2008 primarily due to increased legal fees. The company’s cash, investments and receivables from Takeda totaled $121.2 million as of September 30, 2009.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, Hematide™, is currently in Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial condition, the success of the Company’s collaboration with Takeda, timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the potential for once per month dosing and room temperature stability, the cardiovascular event rate in our phase 3 clinical program, the timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

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AFFYMAX, INC.

UNAUDITED CONDENSED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2009	2008
Assets
Current assets
Cash and cash equivalents	$67,336	$24,046
Short-term investments	32,354	70,673
Receivable from Takeda	17,360	21,688
Income tax receivable	110	2,665
Deferred tax assets	1,351	1,351
Prepaid expenses and other current assets	8,894	6,658
Total current assets	127,405	127,081
Property and equipment, net	5,963	6,952
Restricted cash	1,135	1,135
Long-term investments	4,139	22,945
Deferred tax assets, net of current	5,889	5,889
Other assets	401	3,718
Total assets	$144,932	$167,720
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$2,464	$614
Accrued liabilities	12,662	9,838
Accrued clinical trial expenses	37,696	27,806
Income taxes payable	—	163
Deferred revenue	67,446	54,930
Total current liabilities	120,268	93,351
Deferred revenue, net of current	16,986	54,915
Long-term income tax liability	9,419	9,400
Other long-term liabilities	991	1,070
Total liabilities	147,664	158,736

Stockholders’ equity (deficit)
Common stock	19	15
Additional paid-in capital	357,748	306,824
Accumulated deficit	(360,542)	(298,328)
Accumulated other comprehensive gain	43	473
Total stockholders’ equity (deficit)	(2,732)	8,984
Total liabilities and stockholders’ equity (deficit)	$144,932	$167,720

AFFYMAX, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Collaboration revenue	$29,157	$21,645	$81,924	$56,803
License and royalty revenue	4	3	13	690
Total revenue	29,161	21,648	81,937	57,493
Operating expenses:
Research and development	37,237	39,780	118,462	96,093
General and administrative	10,657	8,308	26,763	23,639
Total operating expenses	47,894	48,088	145,225	119,732
Loss from operations	(18,733)	(26,440)	(63,288)	(62,239)
Interest income	164	821	826	3,913
Interest expense	—	(156)	(1)	(357)
Other income (expense), net	163	(436)	163	(2,024)
Net loss before benefit for income taxes	(18,406)	(26,211)	(62,300)	(60,707)
Benefit for income taxes	(24)	—	(86)	—
Net loss	$(18,382)	$(26,211)	$(62,214)	$(60,707)
Net loss per share:
Basic and diluted	$(0.97)	$(1.72)	$(3.43)	$(4.00)
Weighted-average number of shares used in computing basic and diluted net loss per share	18,951	15,235	18,120	15,193